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                                                                          Exhibit 12

                                    Union Carbide Corporation and Subsidiaries
                                 Computation of Ratio of Earnings to Fixed Charges
                                       (Millions of dollars, except ratios)

                                                     Six Months
                                                       Ended
                                                      June 30,                    Year Ended
                                                        1998       1997     1996     1995     1994     1993
Fixed Charges:
     Interest expensed                                    56         79       76       89       80       70
     Interest capitalized                                 21         51       45       30       12       10
     Amortized premiums/discounts
       related to indebtedness                             -          -        -        -        -        -
     Amortized capitalized expenses
       related to indebtedness                             -          -        -        -        -        -
     Estimate of the interest within rental expense        9         18       18       22       22       33
     Preference security dividend requirements
       of consolidated subsidiaries                        -         35        -        -        -        -
     Charges arising from guarantees of equity
       investees                                          32         58       13        -        -        -
Total Fixed Charges                                      118        241      152      141      114      113


Earnings
     Pretax income from continuing operations            379        966      845    1,259      471      227
     Less:
       Partnership income                                 64        133      144      152       98       67
     Sub-total                                           315        833      701    1,107      373      160
     Add:
       Fixed charges                                     118        241      152      141      114      113
       Amortization of capitalized interest                7         14       12       11       10       10
       Distributed income of equity investees             61        126      141       97      128       92
       UCC's share of pre-tax losses of equity
         investees for which charges arising from
         guarantees are included in fixed charges        (23)       (43)     (22)       -        -        -
     Less:
       Interest capitalized                               21         51       45       30       12       10
       Preference security dividend requirements
         of consolidated subsidiaries                      -         35        -        -        -        -
       Minority interest in pre-tax income of
         subsidiaries that have not incurred
         fixed charges                                     -          -        -        -        -        -
     Total Earnings                                      457      1,085      939    1,326      613      365

Ratio of Earnings to Fixed Charges                       3.9        4.5      6.2      9.4      5.4      3.2

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of pre-tax income of consolidated companies from continuing operations before adjustment for minority interests in consolidated subsidiaries or loss from equity investees plus (a) fixed charges,
(b) amortization of capitalized interest, (c) distributed income of equity investees and (d) the
Company's share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges less (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.  Fixed charges means the sum of (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness, (c) an estimate of the interest within rental expense and (d) preference security dividend requirements of consolidated subsidiaries.  The Company has a 45 percent equity investment in Equate Petrochemical Company ("Equate").  During 1998, 1997, and the last quarter of 1996, the
Company severally guaranteed 45 percent of Equate's long-term debt and working capital financing needs.  During the first three quarters of 1996, the Company severally guaranteed up to
$225 million of Equate's interim debt.  Interest charges associated with guarantees of outstanding borrowings totaled $32 million, $58 million and $13 million for the six months ended June 30, 1998 and the years ended December 31, 1997 and 1996, respectively, and have been included, along with the Company's equity in Equate's pre-tax loss for the same periods, in the calculation of the ratio of earnings to fixed charges.
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